Exhibit 99.1

SiriCOMM Secures Financing

Joplin, MO. – March 14, 2007— SiriCOMM, Inc., (OTC BB: SIRC) today announced that it has reached preliminary agreement, subject to final documentation, on loan packages totaling up to $2 million. The Company received advance proceeds today under terms of the agreement and expects final closing of the deals within the next week. Proceeds from the financing will be used for further development of the Company’s nationwide satellite network, new product development, and general operating requirements.

“With the SiriCOMM board authorizing loan agreements of up to $2 million, we will be able to execute the next phase of our business plan,” stated Mark Grannell, the SiriCOMM president and CEO who joined the Company a month ago. “We are encouraged with our progress and are already seeing customer retention and growth benefits from the ongoing implementation of our network quality of service initiative.”

About SiriCOMM

SiriCOMM is an application service provider specializing in wireless Internet connectivity and productivity applications tailored to the transportation industry. By providing both network access and a robust application host platform, SiriCOMM delivers a responsive and convenient way for all industry stakeholders to utilize and leverage information. The company uses Wi-Fi and radio-frequency technologies to create hot spots at locations convenient to highway travel. More information including network locations is available at http://www.siricomm.com.

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM’s products, increased levels of competition for the company, new products and technological changes, SiriCOMM’s dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM’s periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

Contact:

Matt McKenzie, Chief Financial Officer

SiriCOMM, Inc.

4710 E. 32nd Street

Joplin, MO 64804

Phone: 417-626-9971

Web: http://www.siricomm.com

EMAIL: investors@siricomm.com